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                                                                    Exhibit 99.2

                        [LETTERHEAD OF HOLLY CORPORATION]

                                 August 21, 2003


Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024
Attention: James R. Gibbs

Dear Jim:

         Reference is made to the Agreement and Plan of Merger, dated March 30, 2003, as amended to date (the "Merger Agreement"), among Frontier Oil Corporation, a Wyoming corporation ("Frontier"), Holly Corporation, a Delaware corporation ("Holly"), Front Range Himalaya Corporation, a Wyoming corporation, Front Range Merger Corporation, a Delaware corporation, and Himalaya Merger Corporation, a Delaware corporation. This letter constitutes written notice that Frontier is in breach of Sections 4.8 and 4.9 of the Merger Agreement in that the representations and warranties contained in such Sections were untrue when made and/or have become untrue in light of the claims asserted in the toxic tort lawsuits styled Moss, et. al. vs. Venoco, Inc. et. al. and Yeshoua, et al. vs. Venoco, Inc., et. al., both filed in Superior Court of the State of California for the County of Los Angeles, Central District (together, the "Lawsuits") against, among others, Frontier and Wainoco Oil & Gas Company, as well as similar claims asserted but not yet filed, and the contingent and other obligations and liabilities arising therefrom, which can reasonably be expected to have a material adverse effect on Frontier's business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects.

         If Frontier's breach is not timely cured, this would result in Holly's conditions to closing under Section 6.2(a) of the Merger Agreement not being satisfied, and/or Holly having the right to terminate the Merger Agreement pursuant to Section 7.3(a) of the Merger Agreement. This notice does not constitute a waiver of any, and Holly expressly reserves all, other rights now or hereafter available to Holly under the Merger Agreement, at law or in equity.

         Please call should you have any questions regarding this notice.

                                    Sincerely,


                                    HOLLY CORPORATION


                                    By:  /s/ C. Lamar Norsworthy, III
                                         -----------------------------------
                                         C. Lamar Norsworthy, III
                                         Chairman of the Board
                                         and Chief Executive Officer

cc:  Andrews & Kurth L.L.P.
     600 Travis Street
     Houston, Texas 77002
     Attn: Robert V. Jewell
           Geoffrey K. Walker